“NEAH POWER SYSTEMS ISSUES LETTER TO SHAREHOLDERS”

Signed MOU for licensing, continued commercialization

BOTHELL, WA – Jan 12, 2016 - Neah Power Systems, Inc. (OTCBB: NPWZ) (OTC: NPWZ) – today issued the following letter to shareholders:

Dear Fellow Shareholders:

2016 is promising to be a good year for the Company. We continue to get demand for our products from different regions and customers, due to the cost effective, differentiated nature of our offerings.

Signed MOU with South Africa: We ended last year with a signed MOU with a very reputed South Africa Entity (SAE), and we are scheduling a visit to finalize various financial details. This licensing agreement, upon implementation would provide NEAH with high quality products produced cost effectively, allow NEAH to serve the Africa market which is variously projected to be the fastest growing off-grid and renewable energy market. Additionally, this factory would allow us to serve various other markets with the cost effective product from this factory. The current financial proposal includes upfront payments, minimum guaranteed royalty payments and an ownership stake for Neah shareholders in the JV created in South Africa.

Defense Research and Development Organization (DRDO) licensing agreement: We are in commercial close in this effort, and have submitted a licensing proposal for the PowerChip® fuel cell to the DRDO, Government of India. We are scheduling a negotiation date to finalize the current proposal. In addition to the direct dialog, we would like to acknowledge the assistance from various entities from the Government of the USA and the Government of India in this matter.

Capital to accelerate growth: As previously reported in the December 2015 shareholder letter, the company had previously entered into a senior secured loan agreement with a Connecticut based investment fund, which was expected to close in 4Q 2015. The fund has experienced some administrative delays on receiving their capital and we are receiving status updates on an almost daily basis.  In addition to the licensing, which would pay out over various milestones, this debt financing is expected to further fuel our growth, allow us to deploy samples for evaluation with a variety of customers and to meet the pent-up demand, as well as continue development of our other products.

We welcome our shareholders getting more familiar with our unique PowerChip® fuel cell, which is the only non-air fuel cell of its kind, the Formira HOD® (Hydrogen on Demand), and the BuzzBar Suite® of products. We continue to make significant progress on the PowerChip® battery. We will continue to share exciting developments on these products in the coming weeks.

Thank you for your continued support, and wishing all of us a Happy New Year where the Company continues to realize its extensive potential,

Chris D'Couto

President & CEO

For further information, please contact:

info@neahpower.com

425-424-3324 ext. 105

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

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